Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Jackie Seneker
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

                SiriCOMM Announces $1 Million USDA Loan Guarantee

               Federally Guaranteed Loan Extends Operating Capital

Joplin, Mo. - Feb. 26, 2004 -- SiriCOMM, Inc. (OTC BB: SIRC), a nationwide broadband wireless software and network infrastructure solutions company for the commercial transportation industry and government market, today announced that it has executed a loan for $1 million dollars with Southwest Missouri Bank ("SMB"). The loan is federally guaranteed by the United States Department of Agriculture as part of the Rural Development Program. The program promotes economic development in rural areas by supporting quality loans to businesses. The proceeds from the guaranteed loan will be used to purchase network infrastructure equipment.

The loan guarantee is a favorable funding mechanism because it provides the company with equipment financing while minimizing both shareholder dilution and negative impact to earnings per share. The long-term amortization of the note will help to preserve the company's operating capital and extend cash flow.

"This attractive debt financing together with SiriCOMM's recent $2 million private placement will provide the resources necessary to meet both our network infrastructure and working capital needs," said Hank Hoffman, SiriCOMM president and chief executive officer.

About SiriCOMM

SiriCOMM provides nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help businesses of any size and the government to significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations represent significant value to the commercial transportation industry and the government market.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

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